Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-290665 and 333-290665-01
Pricing Supplement Dated August 14, 2026 (To Prospectus dated December 8, 2025, Series A Prospectus Supplement dated December 8, 2025 and Product Supplement No. WF-1 dated December 8, 2025)

BofA Finance LLC Medium-Term Notes, Series A Fully and Unconditionally Guaranteed by Bank of America Corporation
Market Linked Securities—Auto-Callable with Contingent Downside $1,736,000 Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

◼Linked to the iShares® Expanded Tech-Software Sector ETF (the “Underlying”)

◼Unlike ordinary debt securities, the Securities do not pay interest, do not repay a fixed amount of principal at maturity and are subject to potential automatic call upon the terms described below. Whether the Securities are automatically called for a fixed call premium or, if not automatically called, the Maturity Payment Amount, will depend, in each case, on the Fund Closing Price of the Underlying on the applicable Call Date

◼Automatic Call.  If the Fund Closing Price of the Underlying on any Call Date is greater than or equal to the Starting Value, the Securities will be automatically called for the principal amount plus the Call Premium applicable to that Call Date. The Call Premium applicable to each Call Date is a percentage of the principal amount that increases for each Call Date based on a simple (non-compounding) return of approximately 13.55% per annum. Please see "Terms of the Securities – Call Dates and Call Premiums" below for the Call Dates and Call Premiums

◼Maturity Payment Amount. If the Securities are not automatically called, you will receive a Maturity Payment Amount that could be equal to or less than the principal amount per Security depending on the Fund Closing Price of the Underlying on the Final Calculation Day as follows:

■If the Fund Closing Price of the Underlying on the Final Calculation Day is less than the Starting Value, but greater than or equal to the Threshold Value, you will receive the principal amount of your Securities

■If the Fund Closing Price of the Underlying on the Final Calculation Day is less than the Threshold Value, you will have full downside exposure to the decrease in the price of the Underlying from the Starting Value, and you will lose more than 30.00%, and possibly all, of the principal amount of your Securities

◼The Threshold Value is 70.00% of the Starting Value

◼Investors may lose a significant portion, or all, of the principal amount

◼Any positive return on the Securities will be limited to the applicable Call Premium, even if the Fund Closing Price of the Underlying on the applicable Call Date significantly exceeds the Starting Value. You will not participate in any appreciation of the Underlying beyond the applicable fixed Call Premium

 ◼ All payments on the Securities are subject to the credit risk of BofA Finance LLC (“BofA Finance”), as issuer of the Securities, and Bank of America Corporation (“BAC” or the “Guarantor”), as guarantor of the Securities

◼Securities will not be listed on any securities exchange

◼No periodic interest payments

The initial estimated value of the Securities as of the Pricing Date is $957.10 per Security, which is less than the public offering price listed below. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Selected Risk Considerations” beginning on page PS-8 of this pricing supplement and “Structuring the Securities” on page PS-23 of this pricing supplement for additional information.
The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Selected Risk Considerations” beginning on page PS-8 herein and “Risk Factors” beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Securities or determined if this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting Discount(1)(2)	Proceeds, before expenses, to BofA Finance
Per Security	$1,000.00	$25.75	$974.25
Total	$1,736,000.00	$44,702.00	$1,691,298.00

(1) Wells Fargo Securities, LLC and BofA Securities, Inc. are the selling agents for the distribution of the Securities and are acting as principal. See “Terms of the Securities—Selling Agents” in this pricing supplement for further information.

(2) In addition, in respect of certain Securities sold in this offering, BofA Securities, Inc. or one of its affiliates may pay a fee of up to $3.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

Wells Fargo Securities

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

Terms of the Securities
Issuer:	BofA Finance LLC.
Guarantor:	BAC.
Underlying:	The iShares® Expanded Tech-Software Sector ETF (Bloomberg symbol: “IGV”), an exchange-traded fund.
Pricing Date:	August 14, 2026.
Issue Date:	August 19, 2026.
Maturity Date:

August 17, 2029, subject to postponement as described below in “—Market Disruption Events and Postponement Provisions”. The Securities are not subject to repayment at the option of any holder of the Securities prior to the Maturity Date.

Denominations:	$1,000 and any integral multiple of $1,000. References in this pricing supplement to a “Security” are to a Security with a principal amount of $1,000.
Automatic Call:

If the Fund Closing Price of the Underlying on any Call Date is greater than or equal to the Starting Value, the Securities will be automatically called, and on the related Call Settlement Date you will be entitled to receive a cash payment per Security in U.S. dollars equal to the principal amount per Security plus the Call Premium applicable to the relevant Call Date. The last Call Date is the Final Calculation Day, and payment upon an automatic call on the Final Calculation Day, if applicable, will be made on the Maturity Date.

Any positive return on the Securities will be limited to the applicable Call Premium, even if the Fund Closing Price of the Underlying on the applicable Call Date significantly exceeds the Starting Value. You will not participate in any appreciation of the Underlying beyond the applicable Call Premium.

If the Securities are automatically called, they will cease to be outstanding on the related Call Settlement Date and you will have no further rights under the Securities after such Call Settlement Date. You will not receive any notice from us if the Securities are automatically called.

Call Dates and Call Premiums:

The Call Premium applicable to each Call Date is a percentage of the principal amount that increases for each Call Date based on a simple (non-compounding) return of approximately 13.55% per annum.

The actual Call Premium and payment per Security upon an automatic call that are applicable to each Call Date are the amounts specified in the table below.

Call Date

Call Premium

Payment per Security upon an Automatic Call

August 19, 2027

13.550% of the principal amount

$1,135.50

September 20, 2027

14.679% of the principal amount

$1,146.79

October 19, 2027

15.808% of the principal amount

$1,158.08

November 19, 2027

16.938% of the principal amount

$1,169.38

December 20, 2027

18.067% of the principal amount

$1,180.67

January 19, 2028

19.196% of the principal amount

$1,191.96

February 22, 2028

20.325% of the principal amount

$1,203.25

March 20, 2028

21.454% of the principal amount

$1,214.54

April 19, 2028

22.583% of the principal amount

$1,225.83

May 19, 2028

23.713% of the principal amount

$1,237.13

June 20, 2028

24.842% of the principal amount

$1,248.42

July 19, 2028

25.971% of the principal amount

$1,259.71

August 21, 2028

27.100% of the principal amount

$1,271.00

September 19, 2028

28.229% of the principal amount

$1,282.29

October 19, 2028

29.358% of the principal amount

$1,293.58

November 20, 2028

30.488% of the principal amount

$1,304.88

December 19, 2028

31.617% of the principal amount

$1,316.17

January 19, 2029

32.746% of the principal amount

$1,327.46

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

February 20, 2029

33.875% of the principal amount

$1,338.75

March 19, 2029

35.004% of the principal amount

$1,350.04

April 19, 2029

36.133% of the principal amount

$1,361.33

May 21, 2029

37.263% of the principal amount

$1,372.63

June 20, 2029

38.392% of the principal amount

$1,383.92

July 19, 2029

39.521% of the principal amount

$1,395.21

August 14, 2029

40.650% of the principal amount

$1,406.50

We refer to August 14, 2029 as the “Final Calculation Day.”

The Call Dates are subject to postponement as described below in “—Market Disruption Events and Postponement Provisions”.

Call Settlement Date:

Three business days after the applicable Call Date (as each such Call Date may be postponed as described below in “—Market Disruption Events and Postponement Provisions”, if applicable); provided that the Call Settlement Date for the last Call Date is the Maturity Date.

Maturity Payment Amount:

If the Securities are not automatically called, then on the Maturity Date, you will be entitled to receive a cash payment per Security in U.S. dollars equal to the Maturity Payment Amount. The “Maturity Payment Amount” per Security will be calculated as follows:

•    if the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value: $1,000; or

•if the Ending Value is less than the Threshold Value: $1,000 minus:

$1,000

×

Starting Value – Ending Value

Starting Value

If the Securities are not automatically called and the Ending Value is less than the Threshold Value, you will lose more than 30.00%, and possibly all, of the principal amount of your Securities at maturity.

Fund Closing Price:

Fund closing price, closing price and adjustment factor have the meanings set forth under “General Terms of the Securities — Certain Terms for Securities Linked to a Fund — Certain Definitions” in the accompanying product supplement.

Starting Value:	$104.08, which is the Fund Closing Price of the Underlying on the Pricing Date.
Ending Value:	The “Ending Value” will be the Fund Closing Price of the Underlying on the Final Calculation Day.
Threshold Value:	$72.856, which is equal to 70.00% of the Starting Value.
Market Disruption Events and Postponement Provisions:

Each Call Date (including the Final Calculation Day) is subject to postponement due to non-trading days and the occurrence of a market disruption event. In addition, the Maturity Date will be postponed if the Final Calculation Day is postponed and will be adjusted for non-business days. For more information regarding adjustments to the Call Dates and the Maturity Date, see “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day—Securities Linked to Multiple Market Measures” and “—Payment Dates” in the accompanying product supplement. For purposes of the accompanying product supplement, each Call Date (including the Final Calculation Day) is a “calculation day” and each Call Settlement Date (including the Maturity Date) is a “payment date.” In addition, for information regarding the circumstances that may result in a market disruption event, see “General Terms of the Securities—Certain Terms for Securities Linked to a Fund—Market Disruption Events” in the accompanying product supplement.

Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance.
Selling Agents:	BofAS and Wells Fargo Securities, LLC (“WFS”)

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

Under our distribution agreement with BofAS, BofAS will purchase the Securities from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount. BofAS will sell the Securities to WFS at the public offering price of the Securities less a concession of up to $25.75 per Security. WFS may provide dealers, which may include Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), with a selling concession of up to $20.00 per Security. In addition to the concession allowed to WFA, WFS may pay up to $0.75 per Security to WFA as a distribution expense fee for each Security sold by WFA.

In addition, in respect of certain Securities sold in this offering, BofAS or its affiliates may pay a fee of up to $3.00 per Security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the Securities to other securities dealers.

WFS has advised us that if it, WFA or any of their affiliates makes a secondary market in the Securities at any time up to the Issue Date or during the three-month period following the Issue Date, the secondary market price offered by it, WFA or any of their affiliates will be increased by an amount reflecting a portion of the costs associated with selling, structuring and hedging the Securities that are included in the public offering price of the Securities.  Because this portion of the costs is not fully deducted upon issuance, WFS has advised us that any secondary market price it, WFA or any of their affiliates offers during this period will be higher than it otherwise would be outside of this period, as any secondary market price offered outside of this period will reflect the full deduction of the costs as described above. WFS has advised us that the amount of this increase in the secondary market price will decline steadily to zero over this three-month period.  If you hold the Securities through an account at WFS, WFA or any of their affiliates, WFS has advised us that it expects that this increase will also be reflected in the value indicated for the Securities on your brokerage account statement.  If you hold your Securities through an account at a broker-dealer other than WFS, WFA or any of their affiliates, the value of the Securities on your brokerage account statement may be different than if you held your Securities at WFS, WFA or any of their affiliates.

Events of Default and Acceleration:

If an Event of Default, as defined in the senior indenture relating to the Securities and in the section entitled “Description of Debt Securities of BofA Finance LLC—Events of Default and Rights of Acceleration” on page 51 of the accompanying prospectus, with respect to the Securities occurs and is continuing, the amount payable to a holder of the Securities upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “Terms of the Securities—Maturity Payment Amount” above, calculated as though the date of acceleration were the Final Calculation Day of the Securities; provided that if the Fund Closing Price of the Underlying on the date of acceleration is equal to or greater than the Starting Value, then the Maturity Payment Amount will be calculated using a call premium that is prorated to the date of acceleration. In case of a default in the payment of the Securities, whether at their maturity or upon acceleration, the Securities will not bear a default interest rate.

Material Tax Consequences:	For a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of the Securities, see “U.S. Federal Income Tax Summary.”
CUSIP:	09712CN74

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

Additional Information about BofA Finance, the Guarantor and the Securities

The terms and risks of the Securities are contained in this pricing supplement and in the following related product supplement, prospectus supplement and prospectus. Information included in this pricing supplement supersedes information in the product supplement, prospectus supplement and prospectus to the extent that it is different from that information. These documents can be accessed at the following links:

•Product Supplement No. WF-1 dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525311329/d51848d424b2.htm

•Series A MTN prospectus supplement dated December 8, 2025 and prospectus dated December 8, 2025:

https://www.sec.gov/Archives/edgar/data/70858/000119312525310920/d51586d424b3.htm

These documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from BofAS by calling 1-800-294-1322. Before you invest, you should read this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus for information about us, BAC and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement or prospectus supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC.

The Securities are our senior debt securities.  Any payments on the Securities are fully and unconditionally guaranteed by BAC. The Securities and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral.  The Securities will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law. The related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, except obligations that are subject to any priorities or preferences by law, and senior to its subordinated obligations. Any payments due on the Securities, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

Investor Considerations

The Securities are not appropriate for all investors. The Securities may be an appropriate investment for investors who:

■believe that the Fund Closing Price of the Underlying will be greater than or equal to the Starting Value on one of the Call Dates;

■seek the potential for a fixed return if the Underlying has appreciated at all as of any of the Call Dates in lieu of full participation in any potential appreciation of the Underlying;

■are willing to accept the risk that, if the Fund Closing Price of the Underlying is less than the Starting Value on each Call Date, they will not receive any positive return on their investment in the Securities;

■are willing to accept the risk that, if the Securities are not automatically called and the Ending Value the Underlying on the Final Calculation Day is less than the Threshold Value, they will be fully exposed to the decline in the Underlying from the Starting Value and will lose more than 30.00%, and possibly all, of the principal amount of their Securities at maturity;

■understand that the term of the Securities may be as short as approximately one year and that they will not receive a higher Call Premium payable with respect to a later Call Date if the Securities are called on an earlier Call Date;

■are willing to forgo interest payments on the Securities and dividends on shares of the Underlying or the securities held by or included in the Underlying, as applicable; and

■are willing to hold the Securities until maturity.

The Securities may not be an appropriate investment for investors who:

■seek a liquid investment or are unable or unwilling to hold the Securities to maturity;

■require full payment of the principal amount of the Securities at maturity;

■ believe that the Fund Closing Price of the Underlying will be less than the Starting Value on each Call Date;

■ seek a security with a fixed term;

■are unwilling to accept the risk that, if the Fund Closing Price of the Underlying is less than the Starting Value on each Call Date, they will not receive any positive return on their investment in the Securities;

■are unwilling to accept the risk that the Fund Closing Price of the Underlying may decline by more than 30.00% from the Starting Value to the Ending Value;

■are unwilling to purchase securities with an estimated value as of the Pricing Date that is lower than the public offering price set forth on the cover page of this pricing supplement;

■ seek current income;

■ are unwilling to accept the risk of exposure to the Underlying;

■seek exposure to the upside performance of the Underlying beyond the applicable Call Premiums;

■are unwilling to accept the credit risk of BofA Finance, as issuer, and BAC, as guarantor, to obtain exposure to the Underlying generally, or to obtain exposure to the Underlying that the Securities provide specifically; or

■prefer the lower risk of conventional fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the Securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the Securities in light of your particular circumstances. You should also review carefully “Selected Risk Considerations” herein and “Risk Factors” in each of the accompanying product supplement, prospectus supplement and prospectus for risks related to an investment in the Securities. For more information about the Underlying, please see the section titled “The iShares® Expanded Tech-Software Sector ETF” below.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

Determining Timing and Amount of Payment on the Securities

The timing and amount of the payment you will receive will be determined as follows:

Is the Fund Closing Price of the Underlying greater than or equal to the Starting Value on a Call Date prior to the Final Calculation Day?
Yes
The Securities will be automatically called and you will receive an amount equal to the principal amount plus the applicable Call Premium per Security on the related Call Settlement Date
No
Is the Fund Closing Price of the Underlying greater than or equal to the Starting Value on the last Call Date (i.e., the Final Calculation Day)?
Yes
The Securities will be automatically called and you will receive an amount equal to the principal amount plus the applicable Call Premium per Security on the Maturity Date
No
Is the Ending Value of the Underlying equal to or greater than the Threshold Value?
Yes
You will receive the principal amount of $1,000 per Security on the Maturity Date
No
On the Maturity Date, you will receive per Security:
$\$1,000 \textit{ minus } \left[\$1,000 \times \frac{\text{Starting Value} - \text{Ending Value}}{\text{Starting Value}}\right]$
In this case, you will lose more than 30%, and possibly all, of the principal amount of your Securities on the Maturity Date

30

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

Selected Risk Considerations

The Securities have complex features and investing in the Securities will involve risks not associated with an investment in conventional debt securities. Your decision to purchase the Securities should be made only after carefully considering the risks of an investment in the Securities, including those discussed below, with your advisors in light of your particular circumstances. The Securities are not an appropriate investment for you if you are not knowledgeable about significant elements of the Securities or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Securities in the “Risk Factors” sections beginning on page PS-6 of the accompanying product supplement, page S-7 of the accompanying prospectus supplement and page 7 of the accompanying prospectus.

Structure-related Risks

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Securities at maturity. If the Securities are not automatically called and the Ending Value of the Underlying is less than the Threshold Value, at maturity, you will lose 1% of the principal amount for each 1% that the Ending Value of the Underlying is less than the Starting Value. In that case, you will lose a significant portion or all of your investment in the Securities.

Any positive investment return on the Securities is limited. You will not participate in any increase in the price of the Underlying. Any positive investment return is limited to the applicable Call Premium, if any, regardless of the extent to which the Fund Closing Price of the Underlying on any Call Date exceeds the Starting Value. In contrast, a direct investment in the Underlying or in the securities held by or included in the Underlying, as applicable, would allow you to receive the benefit of any appreciation in their prices. Thus, any return on the Securities will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them. The return on the Securities may be less than a comparable investment directly in the Underlying or in the securities included in or held by the Underlying, as applicable. There is no guarantee that the Securities will be called for more than the principal amount, and it is possible you will not receive any positive return on the Securities.

The Securities do not bear interest. Unlike a conventional debt security, no interest payments will be paid over the term of the Securities, regardless of the extent to which the Fund Closing Price of the Underlying exceeds the Starting Value or Threshold Value on any Call Date.

The amount payable upon an automatic call or the Maturity Payment Amount, as applicable, will not reflect the price of the Underlying other than on the Call Dates. The price of the Underlying during the term of the Securities other than on the Call Dates will not affect payments on the Securities. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlying while holding the Securities, as the performance of the Underlying may influence the market value of the Securities. The calculation agent will determine whether the Securities will be automatically called, and will calculate the amount payable upon an automatic call or the Maturity Payment Amount, as applicable, by comparing only the Starting Value or Threshold Value, as applicable, to the Fund Closing Price of the Underlying on the applicable Call Date. No other prices of the Underlying will be taken into account. As a result, if the Securities are not automatically called, and the Ending Value of the Underlying is less than the Threshold Value, you will receive less than the principal amount at maturity even if the price of the Underlying was always above the Threshold Value prior to the Final Calculation Day.

The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities. The Securities are subject to a potential automatic call. The Securities will be automatically called if, on any Call Date, the Fund Closing Price of the Underlying is greater than or equal to the Starting Value. If the Securities are automatically called, you will be entitled to receive the principal amount and the applicable Call Premium with respect to the applicable Call Date, and no further amounts will be payable with respect to the Securities. In this case, you will lose the opportunity to receive payment of any higher call premium that otherwise would be payable after the date of the automatic call. If the Securities are called, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Securities.

Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Securities may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Securities may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

A Call Settlement Date and the Maturity Date may be postponed if a Call Date is postponed. A Call Date (including the Final Calculation Day) with respect to the Underlying will be postponed if the applicable originally scheduled Call Date is not a trading day with respect to the Underlying or if the calculation agent determines that a market disruption event has occurred or is continuing with respect to the Underlying on that Call Date. If such a postponement occurs with respect to a Call Date other than the Final Calculation Day, then the related Call Settlement Date will be postponed. If such a postponement occurs with respect to the Final Calculation Day, the Maturity Date will be the later of (i) the initial Maturity Date and (ii) three business days after the Final Calculation Day as postponed.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

Any payment on the Securities is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of, or any amounts payable on, the Securities. The Securities are our unsecured senior debt securities. Any payment on the Securities will be fully and unconditionally guaranteed by the Guarantor. The Securities are not guaranteed by any entity other than the Guarantor. As a result, your receipt of the payment on an automatic call or the Maturity Payment Amount at maturity will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Securities on the applicable payment date, regardless of the Fund Closing Price of the Underlying as compared to the Starting Value or Threshold Value, as applicable. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be at any time after the Pricing Date of the Securities. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amount(s) payable under the terms of the Securities.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations.  Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date of your Securities may adversely affect the market value of the Securities.  However, because your return on the Securities depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the price of the Underlying, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Securities.

We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of the Guarantor, have no operations other than those related to the issuance, administration and payment of our obligations under our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Securities in the ordinary course. Therefore, our ability to make payments on the Securities may be limited.

Valuation- and Market-related Risks

The public offering price you are paying for the Securities exceeds their initial estimated value. The initial estimated value of the Securities that is provided on the cover page of this pricing supplement is an estimate only, determined as of the Pricing Date by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Securities. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Securities prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the price of the Underlying, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in "Structuring the Securities" below. These factors, together with various credit, market and economic factors over the term of the Securities, are expected to reduce the price at which you may be able to sell the Securities in any secondary market and will affect the value of the Securities in complex and unpredictable ways.

The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time. The value of your Securities at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlying, our and BAC’s creditworthiness and changes in market conditions.

We cannot assure you that a trading market for your Securities will ever develop or be maintained. We will not list the Securities on any securities exchange. We cannot predict how the Securities will trade in any secondary market or whether that market will be liquid or illiquid.

The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The following factors are expected to affect the value of the Securities: price of the Underlying at such time; volatility of the Underlying; economic and other conditions generally; interest rates; dividend yields; exchange rate movements and volatility; our and the Guarantor’s financial condition and creditworthiness; and time to maturity.

Conflict-related Risks

Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may adversely affect your return on the Securities and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may buy or sell shares of the Underlying or the securities held by or included in the Underlying, as applicable, or futures or options contracts on the Underlying or those securities, or other listed or over-the-counter derivative instruments linked to the Underlying or those securities. While we, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may from time to time own shares of the Underlying or the securities held by or included in the Underlying, as applicable, except to the extent that BAC’s or Wells Fargo & Company’s (the parent company of WFS) common stock may be included in the Underlying, as applicable, we, the Guarantor

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

and our other affiliates, including BofAS, and WFS and its affiliates, do not control any company included in the Underlying, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, or WFS and its affiliates, may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Securities. These transactions may present a conflict of interest between your interest in the Securities and the interests we, the Guarantor and our other affiliates, including BofAS, and WFS and its affiliates, may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These transactions may adversely affect the price of the Underlying in a manner that could be adverse to your investment in the Securities. On or before the Pricing Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and WFS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Securities), may have adversely affected the price of the Underlying. Consequently, the price of the Underlying may change subsequent to the Pricing Date, which may adversely affect the market value of the Securities.

We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, also may have engaged in hedging activities that could have adversely affected the price of the Underlying on the Pricing Date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the market value of your Securities prior to maturity, and may adversely affect the amounts to be paid on the Securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and WFS and its affiliates, may purchase or otherwise acquire a long or short position in the Securities, the Underlying or the securities represented by the Underlying and may hold or resell the Securities, the Underlying or the securities represented by the Underlying.  For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the price of the Underlying, the market value of your Securities prior to maturity or the amounts payable, if any, on the Securities.

If WFS, BofAS or an affiliate of either selling agent participating as a dealer in the distribution of the Securities conducts hedging activities for us in connection with the Securities, such selling agent or participating dealer will expect to realize a projected profit from such hedging activities, and this projected profit will be in addition to any discount, concession or fee received in connection with the sale of the Securities to you. This additional projected profit may create a further incentive for the selling agents or participating dealers to sell the Securities to you.

There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Securities and, as such, will make a variety of determinations relating to the Securities, including the amounts that will be paid on the Securities. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks

Any payments on the Securities and whether the Securities are automatically called will depend upon the performance of the Underlying, and therefore the Securities are subject to the following risks, each as discussed in more detail in the accompanying product supplement.

●Changes that affect the Underlying or its fund underlying index may adversely affect the value of the Securities and any payments on the Securities.

●We cannot control actions by any of the unaffiliated companies whose securities are included in the Underlying or its fund underlying index.

●We and our affiliates have no affiliation with the fund sponsor or fund underlying index sponsor and have not independently verified their public disclosure of information.

●Risks associated with the fund underlying index, or the underlying assets of the Underlying, will affect the value of the Underlying and hence the value of the Securities.

●There are risks associated with funds.

Adverse conditions in the information technology sector may reduce your return on the Securities. All of the stocks held by the IGV are issued by companies in the information technology sector. Market or economic factors impacting technology companies and companies that rely heavily on technological advances could have a major effect on the value of the IGV’s investments. The prices of stocks of technology companies and companies that rely heavily on technology are particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. Companies in the information technology sector are facing increased government and regulatory

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

scrutiny and may be subject to adverse government or regulatory action. Companies in the application software industry, in particular, may also be negatively affected by the decline or fluctuation of subscription renewal rates for their products and services, which may have an adverse effect on profit margins. Companies in the systems software industry may be adversely affected by, among other things, actual or perceived security vulnerabilities in their products and services, which may result in individual or class action lawsuits, state or federal enforcement actions and other remediation costs. Any of these factors may have an adverse effect on the return on the Securities. Accordingly, by investing in the Securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

The stocks held by the IGV are concentrated in one sector. The IGV holds securities issued by companies in the technology sector. As a result, some of the stocks that will determine the performance of the Securities are concentrated in one sector. Although an investment in the Securities will not give holders any ownership or other direct interests in the securities held by the IGV, the return on an investment in the Securities will be subject to certain risks associated with a direct equity investment in companies in this sector. Accordingly, by investing in the Securities, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

The anti-dilution adjustments will be limited. The calculation agent may adjust the Adjustment Factor of the IGV and other terms of the Securities to reflect certain actions by the IGV, as described in the section “General Terms of the Securities—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect the IGV and will have broad discretion to determine whether and to what extent an adjustment is required.

The performance of the IGV may not correlate with the performance of its fund underlying index as well as the net asset value per share or unit of the IGV, especially during periods of market volatility. The performance of the IGV and that of its fund underlying index generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of the IGV may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its fund underlying index. This could be due to, for example, the IGV not holding all or substantially all of the underlying assets included in its fund underlying index and/or holding assets that are not included in its fund underlying index, the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the IGV, differences in trading hours between the IGV (or the underlying assets held by the IGV) and its fund underlying index, or other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares or units of the IGV are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share or unit of the IGV may differ from its net asset value per share or unit; shares or units of the IGV may trade at, above, or below its net asset value per share or unit. During periods of market volatility, securities held by the IGV may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share or unit of the IGV and the liquidity of the IGV may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares or units of the IGV. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares or units of the IGV. As a result, under these circumstances, the market value of shares or units of the IGV may vary substantially from the net asset value per share or unit of the IGV.

Tax-related Risks

The U.S. federal income and estate tax consequences of the Securities are uncertain, and may be adverse to a holder of the Securities.  See “U.S. Federal Income Tax Summary” below and “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

Hypothetical Examples and Returns

The hypothetical payout profile, returns table and examples below illustrate hypothetical payments upon an automatic call or at maturity for a $1,000 principal amount security on a hypothetical offering of securities under various scenarios, with the assumptions set forth in the table below. The terms used for purposes of these hypothetical examples do not represent the actual Starting Value or Threshold Value of the Underlying. The hypothetical Starting Value of $100.00 for the Underlying has been chosen for illustrative purposes only and does not represent the actual Starting Value of the Underlying. The actual Starting Value and Threshold Value for the Underlying are set forth under “Terms of the Securities” above. For historical data regarding the actual Fund Closing Prices of the Underlying, see the historical information set forth herein. The payout profile, returns table and examples below assume that an investor purchases the Securities for $1,000 per Security. These examples are for purposes of illustration only and the values used in the examples may have been rounded for ease of analysis. The actual amount you receive at stated maturity or upon automatic call and the resulting pre-tax total rate of return will depend on the actual terms of the Securities.

Call Premiums:

13.550% for the first Call Date, 14.679% for the second Call Date, 15.808% for the third Call Date, 16.938% for the fourth Call Date, 18.067% for the fifth Call Date, 19.196% for the sixth Call Date, 20.325% for the seventh Call Date, 21.454% for the eighth Call Date, 22.583% for the ninth Call Date, 23.713% for the tenth Call Date, 24.842% for the eleventh Call Date, 25.971% for the twelfth Call Date, 27.100% for the thirteenth Call Date, 28.229% for the fourteenth Call Date, 29.358% for the fifteenth Call Date, 30.488% for the sixteenth Call Date, 31.617% for the seventeenth Call Date, 32.746% for the eighteenth Call Date, 33.875% for the nineteenth Call Date, 35.004% for the twentieth Call Date, 36.133% for the twenty-first Call Date, 37.263% for the twenty-second Call Date, 38.392% for the twenty-third Call Date, 39.521% for the twenty-fourth Call Date and 40.650% for the twenty-fifth Call Date

Hypothetical Starting Value:	$100.00
Hypothetical Threshold Value:	$70.00 (70% of the hypothetical Starting Value)

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

Hypothetical Payout Profile*

Hypothetical Payment at Maturity
Underlying Performance
First Call Date
Thirteenth Call Date
Final Call Date
100%
80%
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Security Return
FInal Call Date (Call Premium: 40.65%)
Thirteenth Call Date (Call Premium: 27.10%)
First Call Date (Call Premium: 13.55%)
30% Contingent
Downside Protection
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
Hypothetical Percentage Change in the Closing Value of the Underlying from Pricing Date to Applicable Call Date

*Not all call dates reflected; reflects only the first, thirteenth and final call dates for illustrative purposes only

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

Hypothetical Returns

If the Securities are automatically called:

Hypothetical Call Date on which Securities are automatically called	Hypothetical payment per Security on related Call Settlement Date	Hypothetical pre-tax total rate of return
1st Call Date	$1,135.50	13.550%
2nd Call Date	$1,146.79	14.679%
3rd Call Date	$1,158.08	15.808%
4th Call Date	$1,169.38	16.938%
5th Call Date	$1,180.67	18.067%
6th Call Date	$1,191.96	19.196%
7th Call Date	$1,203.25	20.325%
8th Call Date	$1,214.54	21.454%
9th Call Date	$1,225.83	22.583%
10th Call Date	$1,237.13	23.713%
11th Call Date	$1,248.42	24.842%
12th Call Date	$1,259.71	25.971%
13th Call Date	$1,271.00	27.100%
14th Call Date	$1,282.29	28.229%
15th Call Date	$1,293.58	29.358%
16th Call Date	$1,304.88	30.488%
17th Call Date	$1,316.17	31.617%
18th Call Date	$1,327.46	32.746%
19th Call Date	$1,338.75	33.875%
20th Call Date	$1,350.04	35.004%
21st Call Date	$1,361.33	36.133%
22nd Call Date	$1,372.63	37.263%
23rd Call Date	$1,383.92	38.392%
24th Call Date	$1,395.21	39.521%
25th Call Date	$1,406.50	40.650%

If the Securities are not automatically called:

Hypothetical Ending Value	Hypothetical percentage change from the hypothetical Starting Value to the hypothetical Ending Value	Hypothetical Maturity Payment Amount per Security	Hypothetical pre-tax total rate of return
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
69.00	-31.00%	$690.00	-31.00%
60.00	-40.00%	$600.00	-40.00%
50.00	-50.00%	$500.00	-50.00%
25.00	-75.00%	$250.00	-75.00%
0.00	-100.00%	$000.00	-100.00%

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

Hypothetical Examples Of Payment Upon An Automatic Call Or At Maturity

Example 1. The Fund Closing Price of the Underlying on the first Call Date is greater than the Starting Value, and the Securities are automatically called on the first Call Date:

iShares® Expanded Tech-Software Sector ETF
Hypothetical Starting Value:	$100.00
Hypothetical Fund Closing Price on first Call Date:	$125.00

Because the hypothetical Fund Closing Price of the Underlying on the first Call Date is greater than the hypothetical Starting Value, the Securities are automatically called on the first Call Date and you will receive on the related Call Settlement Date the principal amount of your Securities plus a Call Premium of 13.55% of the principal amount. Even though the Underlying appreciated by 25.00% from the Starting Value to its Fund Closing Price on the first Call Date in this example, your return is limited to the Call Premium of 13.55% that is applicable to such Call Date.

On the Call Settlement Date, you would receive $1,135.50 per Security.

Example 2. The Securities are not automatically called prior to the last Call Date (the Final Calculation Day). The Fund Closing Price of the Underlying on the Final Calculation Day is greater than the Starting Value, and the Securities are automatically called:

iShares® Expanded Tech-Software Sector ETF
Hypothetical Starting Value:	$100.00
Hypothetical Fund Closing Prices on Call Dates prior to the Final Calculation Day:	Various (all below Starting Value)
Hypothetical Fund Closing Price on Final Calculation Day:	$120.00

Because the hypothetical Fund Closing Price of the Underlying on each Call Date prior to the last Call Date (which is the Final Calculation Day) is less than the hypothetical Starting Value, the Securities are not called prior to the Final Calculation Day. Because the hypothetical Fund Closing Price of the Underlying on the Final Calculation Day is greater than the hypothetical Starting Value, the Securities are automatically called and you will receive on the related Call Settlement Date (which is the Maturity Date) the principal amount of your Securities plus a Call Premium of 40.65% of the principal amount.

On the Call Settlement Date (which is the Maturity Date), you would receive $1,406.50 per Security.

Example 3. The Securities are not automatically called. The Ending Value is less than the Starting Value but greater than the Threshold Value and the Maturity Payment Amount is equal to the principal amount:

iShares® Expanded Tech-Software Sector ETF
Hypothetical Starting Value:	$100.00
Hypothetical Fund Closing Prices on Call Dates prior to the Final Calculation Day:	Various (all below Starting Value)
Hypothetical Ending Value:	$95.00
Hypothetical Threshold Value:	$70.00, which is 70.00% of the hypothetical Starting Value

Because the hypothetical Fund Closing Price of the Underlying on each Call Date (including the Final Calculation Day) is less than the hypothetical Starting Value, the Securities are not automatically called. Because the hypothetical Ending Value is less than the hypothetical Starting Value, but greater than the hypothetical Threshold Value, you would receive the principal amount of your Securities at maturity.

On the Maturity Date, you would receive $1,000.00 per Security.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

Example 4. The Securities are not automatically called. The Ending Value is less than the Threshold Value and the Maturity Payment Amount is less than the principal amount:

iShares® Expanded Tech-Software Sector ETF
Hypothetical Starting Value:	$100.00
Hypothetical Fund Closing Prices on Call Dates prior to the Final Calculation Day:	Various (all below Starting Value)
Hypothetical Ending Value:	$50.00
Hypothetical Threshold Value:	$70.00, which is 70.00% of the hypothetical Starting Value

Because the hypothetical Fund Closing Price of the Underlying on each Call Date (including the Final Calculation Day) is less than the hypothetical Starting Value, the Securities are not automatically called. Because the hypothetical Ending Value is less than the hypothetical Threshold Value, you would lose a portion of the principal amount of your Securities and would be paid a Maturity Payment Amount equal to:

$1,000 –	$1,000	×	100.00 – 50.00	= $500.00
100.00

On the Maturity Date, you would receive $500.00 per Security, resulting in a loss of 50.00%.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

The iShares® Expanded Tech-Software Sector ETF

All disclosures contained in this pricing supplement regarding the Underlying, including, without limitation, its make-up, method of calculation, and changes in its components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by BlackRock Fund Advisors (“BFA”), the investment advisor to the Underlying. BFA, which licenses the copyright and all other rights to the Underlying, has no obligation to continue to publish, and may discontinue publication of, the Underlying. The consequences of BFA discontinuing publication of the Underlying are discussed in “General Terms of the Securities-Anti-dilution Adjustments Relating to a Fund; Alternate Calculation" in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or BofAS accepts any responsibility for the calculation, maintenance or publication of the Underlying or any successor fund. None of us, the Guarantor, BofAS or any of our other affiliates makes any representation to you as to the future performance of the Underlying. You should make your own investigation into the Underlying.

The iShares® Expanded Tech-Software Sector ETF

The shares of the IGV are issued by iShares® Trust, a registered investment company. The IGV seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P North American Expanded Technology Software IndexTM, its underlying index. The IGV is composed of North American equities in the software industry and select North American equities from interactive home entertainment and interactive media and services industries. The IGV typically earns income dividends from securities included in the IGV. These amounts, net of expenses and taxes (if applicable), are passed along to the IGV’s shareholders as “ordinary income.” In addition, the IGV realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the Securities are linked only to the share price of the IGV, you will not be entitled to receive income, dividend, or capital gain distributions from the IGV or any equivalent payments. BFA is the investment advisor to the IGV. The shares of the IGV trade on the NYSE Arca under the ticker symbol “IGV.”

As investment advisor, BFA has overall responsibility for the general management and administration of the IGV. For its investment advisory services to the IGV, BFA is paid a management fee correlating to the IGV’s allocable portion of an aggregate management fee calculated based on the aggregate average daily net assets of a group of iShares funds, as follows: 0.4800% per annum of the aggregate net assets less than or equal to $10.0 billion, plus 0.4300% per annum of the aggregate net assets over $10.0 billion, up to and including $20.0 billion, plus 0.3800% per annum of the aggregate net assets over $20.0 billion up to and including $30.0 billion, plus 0.3420% per annum of the aggregate net assets over $30.0 billion, up to and including $40.0 billion, plus 0.3078% per annum of the aggregate net assets in excess of $40.0 billion.

The shares of the IGV are registered under the Securities Exchange Act of 1934, as amended. Accordingly, information filed with the SEC relating to the IGV, including its periodic financial reports, may be found on the SEC website.

S&P North American Expanded Technology Software IndexTM

The underlying index is a capped modified market capitalization-based index that measures the performance of U.S.-traded stocks from the software industry and select companies from the interactive home entertainment and interactive media and services industries in the U.S. and Canada, as determined by S&P Dow Jones Indices. The underlying index is reported by Bloomberg L.P. under the ticker symbol “SPNASEUP.”

Underlying Index Composition and Construction

 The underlying index is comprised of the constituents of the S&P North American Technology Software IndexTM (the “Parent Index”) and any eligible “Supplementary Stocks” (as defined below). S&P Dow Jones Indices assigns constituents to the Parent Index based on the constituent’s classification under the Global Industry Classification Standard (“GICS®”). The Parent Index is a capped modified market capitalization-based index that measures the performance of the securities classified under the GICS® application software and systems software sub-industries.

A “Supplementary Stock” is a stock that is not included in the list of eligible GICS® classifications but otherwise meets all eligibility criteria of the Parent Index. Although a Supplementary Stock is not included in the Parent Index, it will be included in the underlying index.

Additions and Deletions

Additions to the Parent Index are added to the underlying index simultaneously. With the exception of the Supplementary Stocks, constituents removed from the Parent Index are removed from the underlying index simultaneously. If a Supplementary Stock is removed from the S&P TMI, it is removed from the underlying index simultaneously.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

Constituent Weightings

At each quarterly rebalancing the underlying index is weighted by float-adjusted market capitalization, subject to the following diversification requirements:

●The weight of a single company cannot exceed 8.5%.

●The aggregate weight of the companies in the underlying index with a weight greater than 4.5% cannot exceed 45%.

Underlying Index Maintenance

All underlying index adjustments and corporate action treatments follow the Parent Index.

Parent Index Composition and Construction

Index Universe:

To be eligible for inclusion in the Parent Index, the company must be a member of either the S&P Total Market Index (the “S&P TMI”) or the S&P/TSX Composite Index (the “S&P TSX”).

●The S&P TMI offers broad market exposure to companies of all market capitalizations, including all U.S. common equities with a primary listing on the New York Stock Exchange (“NYSE”), NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA or Cboe EDGX exchanges. Only U.S. companies are eligible for inclusion in the S&P TMI.

●The S&P TSX is a broad market measure for the Canadian equity markets and includes common stocks and income trust units. Canadian companies included in the S&P TSX must meet minimum market capitalization requirements based on their volume weighted average prices on the Toronto Stock Exchange.

 Eligibility Criteria as of Each Rebalancing Include:

●Market Capitalization. The company must have full market capitalization above its sector capitalization cutoff of US$ 1.4 billion as of the rebalancing reference date to be added to the Parent Index. This cutoff is subject to change depending on market requirements. Current constituents of the Parent Index with a full market capitalization below 50% of their sector capitalization cutoff are removed.

●Liquidity. Stocks must have a liquidity ratio greater than 30%. The liquidity ratio is defined as the annualized dollar value traded over the previous six months divided by the average full market capitalization over the previous six months. The length of time to evaluate liquidity is reduced to the available trading period for initial public offerings or spin-offs that do not have six months of trading history. If a stock has been trading for fewer than six calendar months, the stock’s average daily share volume for its entire trading history is used to calculate its liquidity ratio. Current constituents of the Parent Index with a liquidity ratio less than 15%, based on annualized dollar value traded for the prior six calendar months, are removed.

●Public Float. Companies with a public float below 20% are not eligible (or 10% for current constituents of the Parent Index).

●Exchange Listing. The company’s stock must trade on the NYSE, Nasdaq Global Select Market and CBOE. Only actual common shares outstanding are eligible for inclusion. Canadian companies with common shares listed on the above exchanges are eligible for inclusion, but American Depositary Receipts are not eligible.

●GICS Sector Classification. Companies classified as part of one of the following GICS® classifications are eligible: application software sub-industry or systems software sub-industry.

●Minimum Constituent Count. At each quarterly rebalancing, if the constituent count is less than 22 after applying the rules set forth in the eligibility criteria, the market capitalization requirement is relaxed so that the next largest non-constituent in the eligible universe is added until the constituent count reaches 22. A buffer is applied such that a stock being added must have a float-adjusted market capitalization greater than 1.2 times (or 20% higher than) the stock it is replacing. The buffer is evaluated on each stock addition relative to the current stock it is replacing. For example, the largest non-index stock by float-adjusted market capitalization is evaluated against the smallest index constituent, the second largest non-index stock is evaluated against the second smallest index constituent, etc. This process is repeated until no stock additions exceed the buffer.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

●Multiple Classes of Stock. All publicly listed multiple share class lines are eligible for inclusion in the Parent Index, subject to meeting the eligibility criteria.

Constituent Weightings

The Parent Index is weighted by float-adjusted market capitalization, subject to the diversification rules outlined below. The weight removed from a company due to the diversification rules is proportionally redistributed among all other uncapped index constituents. The weight of a particular company in the Parent Index is capped at 8.5%.

The following procedure is used to ensure that no index constituent weighting exceeds the pre-defined maximum weight as of the rebalancing reference date:

1.The reference date for pricing is the Thursday prior to the second Friday of March, June, September and December.

2.With prices reflected on the pricing reference date, and membership, shares outstanding and investable weight factors as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization.

3.If any company’s weight exceeds 8.5%, that company’s weight is capped at the maximum level and all excess weight is proportionally redistributed to all uncapped companies within the Parent Index. If, after this redistribution, any company breaches the weight cap, the process is repeated iteratively until no company breaches the company capping rule.

4.Then, the aggregate weight of the companies in the Parent Index with a weight greater than 4.5% cannot exceed 45%. These caps are set to allow for a buffer below the respective 5% and 50% limits.

5.If the rule in step 4 is breached, all the companies are ranked in descending order of their weights and the company with the lowest weight that causes the 45% limit to be breached is reduced either until the rule in step 4 is satisfied or its individual weight falls to 4.5%.

6.This excess weight is proportionally redistributed to all companies with weights below 4.5%. Any stock that receives weight cannot breach the 4.5% cap. This process is repeated iteratively until step 4 is satisfied or until all stocks are greater than or equal to 4.5%.

Parent Index Calculation

The Parent Index is a capped modified market capitalization-weighted index where index constituents have a defined weight in the Parent Index. The index value of the Parent Index is simply the market value of the Parent Index divided by the index divisor:

Index Market Value =  × Sharesi × IWFi  × AWFi

Where:

Pi = the price of stock i;

Sharesi = the outstanding shares of stock i;

IWFi = the float factor of stock i (as defined below);

AWFi = the adjustment factor of stock i assigned at each index rebalancing date, t, which adjusts the market capitalization for all index constituents to achieve the user-defined weight, while maintaining the total market value of the overall index

The AWF for each index constituent, i, at rebalancing date, t, is calculated as:

Where:

Wi,t = the uncapped weight of stock i on rebalancing date t based on the float-adjusted market capitalization of all index constituents;

CWi,t = the capped weight of stock i on rebalancing date t as determined by the capping rules described under “— Constituent Weighting” above.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

The Parent Index is calculated in U.S. dollars.

Float Adjustment. Under float adjustment, the share counts used in calculating the Parent Index reflect only those shares available to investors rather than a company’s total outstanding shares. Float adjustment excludes shares that are held by other publicly traded companies, government agencies, or certain types of strategic shareholders.

For each component, S&P Dow Jones Indices calculates an Investable Weight Factor (“IWF”), which represents the portion of the total shares outstanding that are considered part of the public float for purposes of the Parent Index.

The purpose of the divisor is to maintain continuity of the level of the Parent Index following the implementation of corporate actions, index rebalancing events, or other non-market driven actions. To assure that the Parent Index’s value, or level, does not change when stocks are added or deleted, the divisor is adjusted to offset the change in market value of the Parent Index. Thus, the divisor plays a critical role in the Parent Index’s ability to provide a continuous measure of market valuation when faced with changes to the stocks included in the Parent Index. In a similar manner, some corporate actions that cause changes in the market value of the stocks in the Parent Index should not be reflected in the level of the Parent Index. Adjustments are made to the divisor to eliminate the impact of these corporate actions on the Parent Index’s value.

Parent Index Maintenance

Rebalancing

Index membership is reviewed semi-annually, effective after the market close on the third Friday of June and December, respectively. The reconstitution reference date is after the market close of the last trading date of the previous month.

Weight capping is applied quarterly, after the market close on the third Friday of March, June, September, and December. Constituents’ index shares are calculated using closing prices on the Thursday prior to the second Friday of the rebalancing month as the reference price. Index shares are calculated and assigned to each stock to arrive at the weights determined on the reference date. Since index shares are assigned in advance, the actual weight of each stock at the rebalancing differs from these weights due to market movements.

Additions

Except for spin-offs, companies can only be added to the Parent Index at the time of the semi-annual reconstitution. All companies not already in the Parent Index, which meet the eligibility criteria on the reconstitution reference date, are added to the Parent Index prior to the open of trading on the reconstitution date.

Deletions

Between rebalancings, a company can be deleted from the Parent Index due to corporate events such as mergers, acquisitions, takeovers or delistings. Deleted constituents are not replaced. In the case of GICS® changes, where a company does not belong to a qualifying sector after a classification change, it is removed from the Parent Index at the next reconstitution.

Spin-offs

The spin-off is added to the Parent Index at a zero price after the market close of the day before the ex-date (with no divisor adjustment). If the spin-off remains in the underlying universe (the S&P TMI or the S&P TSX), both the parent and the spin-off will remain in the Parent Index until the next index reconstitution, at which time each will be evaluated for continued membership. If the spin-off does not remain in the underlying universe, the spin-off is then removed from the Parent Index after the close of its first day of regular way trading (with a divisor adjustment).

Other Corporate Actions

The Parent Index will be adjusted for other corporate actions, such as changes in shares outstanding, stock splits or reverse splits, special dividends, right offerings and mergers and acquisitions.

Other Adjustments

In cases where there is no achievable market price for a stock being deleted, it can be removed at a zero or minimal price at the Index Committee’s (defined below) discretion, in recognition of the constraints faced by investors in trading bankrupt or suspended stocks.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

Index Governance

An S&P Dow Jones Indices Index Committee (“Index Committee”) maintains the Parent Index and underlying index. All members are full-time professional members of S&P Dow Jones Indices’ staff. At each meeting, the Index Committee reviews pending corporate actions that may affect index constituents, statistics comparing the composition of the indices to the market, companies that are being considered as candidates for addition to an index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

S&P Dow Jones Indices considers information about changes to its U.S. indices and related matters to be potentially market moving and material. Therefore, all Index Committee discussions are confidential.

S&P Dow Jones Indices’ Index Committees reserve the right to make exceptions when applying the methodology if the need arises. In any scenario where the treatment differs from the general rules stated in this document or supplemental documents, clients will receive sufficient notice, whenever possible.

In addition to the daily governance of indices and maintenance of index methodologies, at least once within any 12-month period, the Index Committee reviews the methodology to ensure the indices continue to achieve the stated objectives, and that the data and methodology remain effective. In certain instances, S&P Dow Jones Indices may publish a consultation inviting comments from external parties.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

Historical Performance of the IGV

The following graph sets forth the daily historical performance of the IGV in the period from January 2, 2021 through the Pricing Date. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal line in the graph represents the IGV’s Threshold Value of $72.856, which is 70.00% of the IGV’s Starting Value of $104.08.

This historical data on the IGV is not necessarily indicative of the future performance of the IGV or what the value of the Securities may be. Any historical upward or downward trend in the price of the IGV during any period set forth above is not an indication that the price of the IGV is more or less likely to increase or decrease at any time over the term of the Securities.

Before investing in the Securities, you should consult publicly available sources for the prices and trading pattern of the IGV.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

Structuring the Securities

The Securities are our debt securities, the return on which is linked to the performance of the Underlying. The related guarantee is BAC’s obligation. Any payments on the Securities, including payment of the Maturity Payment Amount, depend on the credit risk of BofA Finance and BAC and on the performance of the Underlying. As is the case for all of our and BAC’s respective debt securities, including our market-linked securities, the economic terms of the Securities reflect our and BAC’s actual or perceived creditworthiness at the time of pricing. In addition, because market-linked securities result in increased operational, funding and liability management costs to us and BAC, BAC typically borrows the funds under these types of securities at a rate, which we refer to in this pricing supplement as BAC’s internal funding rate, that is more favorable to BAC than the rate that it might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the Securities, along with the fees and charges associated with market-linked securities, resulted in the initial estimated value of the Securities on the Pricing Date being less than their public offering price.

The initial estimated value of the Securities as of the Pricing Date is set forth on the cover page of this pricing supplement.

In order to meet our payment obligations on the Securities, at the time we issue the Securities, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlying, the tenor of the Securities and the hedging arrangements. The economic terms of the Securities and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.

For further information, see “Selected Risk Considerations” beginning on page PS-8 above and “Use of Proceeds” on page 15 of the accompanying prospectus.

Validity of the Securities

In the opinion of Sidley Austin LLP, as counsel to BofA Finance and BAC, when the trustee has made the appropriate entries or notations on Schedule 1 to the master global note that represents the Securities (the “Master Note”) identifying the Securities offered hereby as supplemental obligations thereunder in accordance with the instructions of BofA Finance, and the Securities have been delivered against payment as contemplated herein, such Securities will be valid and binding obligations of BofA Finance, and the related guarantee will be a valid and binding obligation of BAC, in each case, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the Delaware Limited Liability Company Act, the Delaware General Corporation Law and the laws of the State of New York as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and due authentication of the Master Note and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated October 1, 2025 which has been filed as Exhibit 5.3 to the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 1, 2025.

Market Linked Securities—Auto-Callable with Contingent Downside Principal at Risk Securities Linked to the iShares® Expanded Tech-Software Sector ETF due August 17, 2029

U.S. Federal Income Tax Summary

You should consider the U.S. federal income and estate tax consequences of an investment in the Securities, including the following:

•There is no statutory, judicial, or administrative authority directly addressing the characterization of the Securities.

•You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the Securities for all tax purposes as single financial contracts with respect to the Underlying. In the opinion of Sidley Austin LLP, our tax counsel, the U.S. federal income tax characterization and treatment of the Securities described herein is a reasonable interpretation of current law.

•Under this characterization and tax treatment of the Securities, a U.S. Holder (as defined on page 76 of the accompanying prospectus) generally will recognize capital gain or loss upon maturity or upon a sale, exchange or redemption of the Securities prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the Securities for more than one year.

•No assurance can be given that the Internal Revenue Service (“IRS”) or any court will agree with this characterization and tax treatment.

•In addition, there may exist a risk that an investment in the Securities will be treated as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, any long-term capital gain recognized by a U.S. Holder in respect of the Securities will be recharacterized as ordinary income. Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Securities.

•Under current IRS guidance, withholding on “dividend equivalent” payments (as discussed in the accompanying product supplement), if any, will not apply to Securities that are issued as of the date of this pricing supplement unless such Securities are “delta-one” instruments. Based on our determination that the Securities are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Securities.

•Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Securities.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Securities, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page PS-45 of the accompanying product supplement.